April 10, 2007

Multicell Technologies, Inc.
701 George Washington Highway
Lincoln, RI 02865

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of certain shares of your Common Stock, including an aggregate of 12,000,000 shares of Common Stock (the “Conversion Shares”) that may be issued upon conversion of a convertible debenture sold to La Jolla Cove Investors, Inc. The convertible debenture has been sold and is outstanding, and the shares issuable upon conversion may be offered for sale for the benefit of the selling stockholder named in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the convertible debenture and the potential issuance of the Conversion Shares.

        It is our opinion that the Conversion Shares, when issued in accordance with the terms of the convertible debenture, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH AND ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH AND ROSATI